AMENDMENT NO. 17

TO AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

AMENDMENT NO. 17 to the Amended and Restated Expense Limitation Agreement, dated as of May 1, 2011, by and between MetLife Advisers, LLC (the “Manager”) and Met Investors Series Trust (the “Trust”).

The Manager and the Trust hereby agree to modify and amend the Amended and Restated Expense Limitation Agreement effective as of October 9, 2001 (the “Agreement”) between Met Investors Advisory Corp. (now known as MetLife Advisers, LLC) and the Trust, as amended on May 1, 2002, May 1, 2003, April 30, 2004, November 3, 2004, May 1, 2005, September 30, 2005, November 1, 2005, December 16, 2005, May 1, 2006, November 1, 2006, May 1, 2007, November 1, 2007, April 28, 2008, May 1, 2009 and April 30, 2010.

1. New Portfolios. The Manager and the Trust have determined to add the following portfolios (“New Portfolios”) to the Agreement on the terms and conditions contained in the Agreement, and at the level of the expense limitation applicable to the New Portfolios as set forth in the attached schedule:

AllianceBernstein Global Dynamic Allocation Portfolio

AQR Global Risk Balanced Portfolio

BlackRock Global Tactical Strategies Portfolio

Met/Franklin Low Duration Total Return Portfolio

MetLife Balanced Plus Portfolio

Pyramis® Government Income Portfolio

2. Schedule A. Schedule A to the Agreement, as amended, which sets forth the Portfolios of the Trust, is hereby replaced in its entirety by Amendment No. 17 to Schedule A attached hereto.

3. Term and Termination of Agreement. The Term and Termination provisions of this Agreement are amended as follows:

This Agreement shall continue in effect until April 30, 2012 with respect to the New Portfolios and the existing Portfolios set forth in Amendment No. 17 to Schedule A (except Batterymarch Growth and Income Portfolio). The expense limitation for the Batterymarch Growth and Income Portfolio is permanent. The Agreement shall thereafter continue in effect with respect to each Portfolio from year to year and permanently for the Batterymarch Growth and Income Portfolio provided such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not “interested persons” of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement (“Independent Trustees”). Nevertheless, this Agreement may be terminated by either party hereto, without payment of any penalty, upon ninety (90) days’ prior written notice to the other party at its principal place of business; provided that, in case of termination by the Trust, such action shall be authorized by resolution of a majority of the Independent Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Trust.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

In WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 17 as of the date first above set forth.

MET INVESTORS SERIES TRUST ON BEHALF OF EACH OF ITS PORTFOLIOS		METLIFE ADVISERS, LLC

By:	/s/ Jeffrey A. Tupper	By:	/s/ Jeffrey A. Tupper
Name:	Jeffrey A. Tupper	Name:	Jeffrey A. Tupper
Title:	Treasurer	Title:	Vice President

AMENDMENT NO. 17

SCHEDULE A

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Portfolios of the Trust:

Name of Portfolio	Maximum Annual Operating Expense Limit
AllianceBernstein Global Dynamic Allocation Portfolio	0.95%

American Funds Global Small Capitalization Portfolio	0.10%

American Funds Growth-Income Portfolio	0.10%

AQR Global Risk Balanced Portfolio	0.85%

Batterymarch Growth and Income Portfolio	0.65% of the first $500 million of such assets plus 0.55% of such assets over $500 million up to $1 billion plus 0.50% of such assets over $1 billion up to $1.5 billion plus 0.45% of such assets over $1.5 billion up to $2 billion plus 0.40% of such assets over $2 billion

BlackRock Global Tactical Strategies Portfolio	0.90%

Met/Franklin Low Duration Total Return Portfolio	0.75%

Met/Templeton Growth Portfolio	0.80%

Met/Franklin Templeton Founding Strategy Portfolio	0.05%

MetLife Aggressive Strategy Portfolio	0.10%

MetLife Balanced Plus Portfolio	0.40%

Pyramis® Government Income Portfolio	0.80%